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                                                                   EXHIBIT 10.10

                                           ****CONFIDENTIAL TREATMENT REQUESTED:
                                               OMITTED PORTIONS HAVE BEEN FILED
                                               SEPARATELY WITH THE COMMISSION

                             Cooperation Agreement

                                    between

                         Intershop Communications GmbH
                                Leutagraben 2-4
                                  07743 Jena

                                      and

                              Deutsche Telekom AG
                         - Zentrale [Central Office] -
                           Friedrich Ebert Allee 140
                                  53133 Bonn

Preamble

Intershop Communications GmbH (referred to herein as IS) and Deutsche Telekom AG (referred to hereinafter as DT) intend to enter into a partnership in the area of electronic commerce (Internet) as described below.

This cooperation should make it possible for DT to develop new fields of business and new sales markets with the utilization of IS technology. IS will support DT in utilizing the best technology currently available. DT will use its own resources and distribution channels to implement and market IS technology. Both parties will work closely to develop new markets throughout the world and to implement business models. IS will actively support DT in construction of the DT Technology Center in Palo Alto, USA.

This contract shall not establish grounds for exclusivity for either party.

Section 1: Object of the agreement

IS shall supply DT with the current version of INTERSHOP Mall software for UNIX and Windows NT. The scope of the delivery shall include a version which is currently in the planning stage and will support Oracle and Informix, the source text, technical documentation, all handbooks in printed and digital form and training sessions to be conducted.

INTERSHOP Mall software and end user documentation shall be supplied in German, English and French. DT shall also be supplied with translations planned for the future. Translations into more complicated languages (such Chinese and Arabic) shall be delivered to DT against a
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                                        ****CONFIDENTIAL TREATMENT REQUESTED:
                                            OMITTED PORTIONS HAVE BEEN FILED
                                            SEPARATELY WITH THE COMMISSION.

corresponding cost contribution. The scope of the service rendered shall also include the Japanese translation of the software and documentation planned for the third quarter of 1998.

The scope of the services rendered shall also include the cost of the Sybase licenses needed for the operation of INTERSHOP Mall. Licenses for Oracle or Informix databases shall not be covered by this agreement.

DT shall provide suitable protection for the source text to prevent access by any unauthorized third parties (e.g., by depositing it with a notary or an attorney).

Section 2: Scope of the license

IS shall grant DT a license to INTERSHOP Mall software without quantity restrictions for a period of **** years after the signing of this agreement. The License shall be granted only for DT's own use. DT's own use shall also include use by 100% subsidiaries of DT and subsidiaries whose majority interest and whose operative control lie with DT upon signing of this agreement and shall continue to lie with DT in the future. Should DT decide in the future to disincorporate and legally divest itself of the TMS department, then the TMS department shall also be entitled to DT's own use. In case of doubt, the parties shall reach an agreement by mutual consent.

In the event DT wants to sell sublicenses to third parties, a separate distribution agreement shall be concluded. The list prices in effect shall be appended to this agreement as Addendum 1.

The authorization to prepare copies of the master version or to circulate previously prepared copies without the consent of IS shall expire on expiration of the license. However, DT shall have the right to supply copies and to complete all business relationships planned and/or in the bidding phase during the term of the agreement with a binding bid time of half a year.

DT shall have the option of claiming maintenance service after expiration of the term of the agreement. The cost of such maintenance service shall amount to US $**** p.a. Of this amount,. US $**** shall be due at the start of the accessory maintenance service agreement, and US $**** shall be due **** after the accessory agreement goes into effect. The maintenance service shall be optional and must be requested at least six months before expiration of this cooperation agreement. It shall run for **** with the option of a final extension of one additional year.

The maintenance service agreement shall include the following services:

- supplying technical papers, documentation, marketing materials in an electronic file format,
-      **** max days of engineering support for each year of the extension,
- elimination of any software mistakes and delivery of minor updates (patches) within a suitable period of time.
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During the term of the maintenance service agreement, IS shall grant DT the same conditions for claiming additional services as described in the cooperation agreement (in particular (S) 5, (S) 6).

Delivery of new software releases shall be excluded from this agreement.

Section 3: Remuneration

DT shall pay IS the amount of US $11.4 million (eleven million four hundred thousand dollars) plus the statutory value-added tax.

Payment of the agreed remuneration shall be made within thirty (30) days after signing of the cooperation agreement.

All prices shall be considered as price plus statutory value-added tax.

Section 4: Update package

The scope of the agreement shall include the update package described below. This shall grant DT and its subsidiaries and affiliates described in (S) 2 worldwide use of INTERSHOP Mall software with the following services:

During the term of the cooperation agreement, IS shall

- deliver the latest software version (planned updates at least once a year),
- supply technical documents, documentation and marketing materials in an electronic file format (for reproduction),
- conduct an initial training session for each software release for a study group to be appointed by DT (maximum 20 people),
-      provide 50 days of engineering support in the first year of the agreement
               40 days of engineering support in the second year of the agreement and
               40 days of engineering support in the third year of the agreement for a study group within DT to be appointed on a permanent basis (no end user support!),
- eliminate any software errors and provide minor updates (patches) within a suitable period of time,
- provide DT with the improved plug-ins (modules) that are also to be made available to other customers at no cost; more far-reaching developments and those containing third party technologies shall be supplied against appropriate remuneration and shall not be included in the update package.

IS shall to the best of their ability take into account suggestions by DT for special features in all new software versions.

DT shall pay the following additional remuneration for the update package:
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                                        ****CONFIDENTIAL TREATMENT REQUESTED:
                                            OMITTED PORTIONS HAVE BEEN FILED
                                            SEPARATELY WITH THE COMMISSION

Start of agreement -       December 31, 1997      US $****
January 1, 1998    -       December 31, 1998      US $****
January 1, 1999    -       December 31, 1999      US $****
January 1, 2000    -       end of agreement       US $****

The additional remuneration shall be payable in quarterly portions in advance.

The support and training bids included in this service shall not be applicable in this form for the subsidiaries and affiliated companies of DT as described in
(S) 2 or for departments outside the specified study group or for customer of DT. Agreements for service, maintenance, programming and support can be concluded by all other departments and subsidiaries of DT at the respective prevailing hourly and daily rates.

Section 5: Professional services

Subsequent to the initial support services to be rendered by IS to DT and contained in the update package, the following terms shall be in effect with regard to professional services:

IS shall provide DT with resources from their Professional Service Team for planning services and reference installations (e.g., in planning and construction of a data center). IS shall offer DT reduced daily rates for this purpose for services as listed below:

Project management        **** DM per man day
Engineering               **** DM per man day
Prototyping               **** DM per man day
Web design                **** DM per man day
Quality assurance         **** DM per man day
Support                   **** DM per man day

On request, IS shall assist DT in establishing its own end user hotline. In view of the personnel resources and accommodations available at DT, an additional source of revenue shall be created for DT in this regard. For support in establishing its own DT hotline department (merchant and distribution partners' hotline and training sessions) the parties shall count on a time expenditure of six weeks ****. The goal shall be to establish a scalable hotline and training concept with which the size of the hotline and training department can be individualized to conform to the given customer requirements.

IS shall make available to DT at no cost the internal database as cased-based [sic; case-based?] reasoning or similar technologies as part of the support provided in establishing the end user hotline.

Section 6: Technical support
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                                            ****CONFIDENTIAL TREATMENT REQUESTED

The following terms shall apply to technical support services that are not covered by the remuneration for the update package:

IS shall offer technical support to DT at a reduced hourly rate. The technical support shall include all technical services not covered by the remuneration for the update package. Regular support shall be offered at the rate of DM **** weekdays from 9 a.m. to 5 p.m. as well as 24-hour support including weekends at the rate of ****.

Section 7: Contract hierarchy

For the contract services regulated in the preceding (S) 1 through (S) 6, the following shall be in effect in the order listed:

a.     this agreement:

       The specific terms of this agreement for the transfer of data processing programs (BVB transfer); the contractual terms of Deutsche Telekom AG for consulting and support services in the data processing field (on a contractual basis) (Addendum 2) and the contractual terms for consulting and support services of Deutsche Telekom AG in the data processing field (based on a shop agreement) (Addendum 3);

b.     the General Terms of Business for Acquisitions by Deutsche Telekom AG
       (AGBE) (Addendum 4).

Section 8: Obligations of IS

In view of the proposed activities, IS shall render the following services that shall be paid for by the remuneration for the update package specified in
Section 4:
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1.   Technical obligations:
--   ---------------------

a. Providing, on demand, the specific OEM adaptation of the user interfaces for DT with respect to the DT corporate identity;

b. Supplying project directors and developers at the reduced daily rates given in the addendum to implement DT projects,

c.   Providing the engineering support days listed in (S) 4;

d. Informing DT regularly regarding the release status and planned new version features as well as the general stares of projects related to DT,

e.   Preparing special documentation as part of DT projects;

f. Supplying Intershop Mall software updates as part of the service described above;

g.   Supplying alpha and beta versions of Intershop Mall software to DT;

h.   Supplying all current Intershop products to DT for internal evaluation;

i.   Provide initial training for DT developer teams with each software release.

The parties shall reach a separate agreement regarding remuneration for other technical obligations.

2.   Marketing activities:
--   --------------------

The following marketing activities represent a mutual declaration of intent:

a. The presentation of DT as a partner of IS on its web site with a link to the DT web site;

b.   Inclusion of DT in all IS marketing and sales materials;

c.   Participation in joint marketing, distribution, press and PR activities;

d.   Inclusion of DT in IS training programs.

3.   PR obligations:
--   ---------------

a. Use of worldwide IS PR activities for disclosure of the partnership with DT;

b.   Preparation of press reports for important joint projects;

c. Participation in the press conference organized by DT for presentation of the partnership with IS;
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d.     Participation in press conferences and conventions;

e.     Joint appearances at fairs and exhibitions.

Section 9: Obligations of DT

In view of the proposed activities, DT shall render the following services:

1.     Technical obligations:
--     ----------------------

a.     Supplying a special project manager and a suitable developer team;

b.     Participation of DT in training sessions organized by IS;

c.     Holding training sessions by DT for DT's own customers.

2.     Marketing activities:
--     ---------------------

The following marketing activities represent a mutual declaration of intent:

a. Presenting IS as the partner of DT at its TMS web site with a link to the IS web site;

b. Inclusion of IS in all electronic commerce, marketing and sales materials;

c.     Participation in joint marketing, distribution, press and PR activities;

d.     Inclusion of IS in the DT training program;

e.     Transfer of text and graphic elements to IS for use in IS branding.

3.     PR obligations:
--     ---------------

a. Use of worldwide DT PR activities for disclosure of the partnership with IS;

b.     Preparation of press releases for important joint projects;

c.     Participation in press conferences and conventions;

d.     Joint appearances at fairs and exhibitions;

e. DT and IS shall disclose their partnership at a joint press conference immediately after the signing of the agreement.

The main thematic point shall be the influence of the two partners on the economic future of
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worldwide electronic commerce.

Section 10: Mutual declaration of consent further regarding areas of cooperation

IS and DT intend to collaborate in the following fields and enter into negotiations regarding corresponding agreements:

a. Development of a worldwide marketing and sales plan to identify and safeguard joint distribution potentials;

b. Joint preparation of marketing materials and brochures; for joint marketing activities, a median value shall be determined to permit establishment of mutual compensation services and advertising cost allowances;

c.      Developing a joint worldwide PR strategy;

d.      Joint participation in fairs, exhibitions, road shows and seminars;

e.      Joint development and promotion of reference installations;

f.      Establishing contact with the respective technology partners;

g. Corporate participation of DT in Intershop Communications Inc. in the amount of 7.84% of the joint capital by stipulation of a corresponding option for DT which shall be limited to a term of March 31, 1998.

Section 11: Antitrust clause

The parties are aware of the fact that the cooperation agreements based on the declarations of intent as per (S) 8 through (S) 10 of this agreement, in particular the option agreement intended as per (S) 10 g of this agreement regarding the acquisition of shares in Intershop Communications Inc. by DT, shall be reviewed from the standpoint of antitrust laws before the signing of this agreement and may possibly require legalization by antitrust authorities.
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Section 12: Confidentiality

The parties agree to the strictest mutual confidentiality regarding all business and industrial secrets of which the other party becomes aware as part of this cooperation. This confidentiality requirement shall remain in effect even after the duration of this agreement. The parties are aware of the fact that violation of this confidentiality obligation would incur liability for damages. Each party shall admonish his own employees to take the greatest possible care in handling the other party's confidential information.

Section 13: Guarantee

IS shall provide a guarantee within the framework of statutory provisions. Liability for indirect losses or consequential damages for deficiencies shall be precluded in any case. The guarantee shall expire as soon as there is any interference by DT or any other third party in the products transferred by IS.

In the event that IS is obligated to correct errors, eliminate shortcomings and provide support and fails to comply with this obligation, DT shall grant IS a suitable grace period to comply with said obligation. If IS again fails to comply with such a demand, DT shall grant IS a final grace period and then shall be entitled to eliminate said shortcomings itself at the expense of IS or to commission a third party to eliminate said shortcomings or to perform file required service.